Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Company records first product sales following launch of
two first-in-class diabetes medicines in the second quarter

San Diego, CA – August 4, 2005 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and the six months ended June 30, 2005.  The Company reported total revenue of $46.8 million for the second quarter, which included the Company’s first net product sales of $8.7 million.  Net loss was $26.6 million or $0.26 per share for the quarter.

“In the first few weeks of the launch of Amylin’s two new first-in-class products, physician interest in both BYETTA and SYMLIN is very high,” said Ginger L. Graham, Amylin’s President and Chief Executive Officer.  “We shipped both products ahead of schedule and have fully staffed our field organization.  Our focus will continue to be on the implementation of our commercialization strategy.”

Net product sales of $8.7 million include sales of $7.5 million for BYETTA™ (exenatide) injection, a first-in-class therapy for type 2 diabetes, and $1.2 million for SYMLIN® (pramlintide acetate) injection, a first-in-class diabetes therapy that is used with mealtime insulin.  Net product sales consist of shipments of BYETTA and SYMLIN to the Company’s wholesale customers, net of allowances for discounts, distribution fees and returns.

Revenue under collaborative agreements increased to $38.1 million for the quarter ended June 30, 2005, from $7.6 million for the same period in 2004.  For the six months ended June 30, 2005, revenue under collaborative agreements increased to $42.4 million, from $14.2 million for the same period in 2004.  The increase primarily reflects the recognition of $35 million in milestone payments from Eli Lilly and Company earned in connection with the regulatory approval and commercial launch of BYETTA in the United States during the second quarter of 2005.

Cost of goods sold was $1.5 million for both the quarter and six months ended June 30, 2005, and consists of costs associated with the manufacture of BYETTA and SYMLIN.

Research and development expenses decreased to $26.7 million for the quarter ended June 30, 2005, compared to $29.9 million for the same period in 2004.  For the six months ended June 30, 2004, research and development expenses decreased to $54.1 million compared to $57.4 million for the same period in 2004.  The reduction in research and development expenses in the current periods primarily reflects reduced development expenses for BYETTA, partially offset by increased expenditures for the Company’s Phase 2 programs in obesity, diabetes and cardiovascular disease and early stage research activities, as compared to the same periods in 2004.

Selling, general and administrative expenses for the quarter ended June 30, 2005, were $42.3 million compared to $15.7 million for the same period in 2004.  For the six months ended June 30, 2005, selling, general and administrative expenses were $62.4 million compared to $31.8 million for the same period in 2004.  The expected increase in the current periods reflects execution of the Company’s plans to expand its commercial capabilities and business infrastructure to support the recent launches of BYETTA and SYMLIN in the United States.  This expansion included the addition of over 300 field personnel, expanded medical education programs for both medicines, and establishment of customer service capabilities.

In connection with net product sales for BYETTA, the Company also recorded collaborative profit sharing of $2.9 million in the second quarter.

Net loss was $26.6 million, or $0.26 per share, for the three months ended June 30, 2005, compared to a net loss of $39.4 million, or $0.42 per share, for the same period in 2004.  For the six months ended June 30, 2005, net loss was $70.2 million, or $0.68 per share, compared to a net loss of $76.7 million, or $0.82 per share, for the same period in 2004.

Operating activities used approximately $81.0 million of cash in the first half of 2005, compared to $88.1 million for the same period in 2004.  At June 30, 2005, the Company held cash, cash equivalents and short-term investments of approximately $401 million.

Second Quarter Highlights

•                  Amylin and its collaboration partner Lilly received approval for and launched BYETTA in the United States.  BYETTA is indicated for people with type 2 diabetes who have inadequate glucose control with metformin, sulfonylureas, or both.

•                  Amylin also launched SYMLIN, indicated for people with type 1 or type 2 diabetes who use mealtime insulin.

•                  To support the launch of these two new first-in-class diabetes products, Amylin recruited, hired, and trained over 300 additional field personnel.

•                  The Company had a significant commercial and research presence at the American Diabetes Association annual meeting, the premier diabetes meeting for the medical community, launching physician education programs and presenting 12 abstracts in oral and poster presentations.

•                  Amylin presented data from a 16-week Phase 2 obesity study of pramlintide (AC137) at the European Congress on Obesity showing statistically significant, progressive weight loss of 3.6 percent (3.5 kilograms) compared to placebo, with no evidence of a plateau in effect at 16 weeks.  A new Phase 2 dose-ranging study of pramlintide for obesity is now fully enrolled.

•                  Amylin completed enrollment for a Phase 2 multiple-dose study of the once weekly LAR formulation of BYETTA.  Amylin expects to announce results from the study by the end of 2005.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA and/or SYMLIN may not prove to be important new therapeutic options or may be affected by unexpected new data or technical issues; that the Company may not be able to effectively launch BYETTA and/or SYMLIN; that  current or future clinical trials will not replicate previous trial results or will not conclude when planned; that our drug candidates may not receive regulatory approval; and risks and uncertainties inherent in the drug discovery and development process.  Commercial and government reimbursement and pricing decisions, the pace of market acceptance and any issues related to manufacturing and supply may also affect the potential for BYETTA and/or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its Annual Report on Form 10-K for the year ending December 31, 2004.

Amylin undertakes no duty to update these forward-looking statements.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
Net product sales	$8,652	$—	$8,652	$—
Revenue under collaborative agreements	38,114	7,559	42,376	14,248
Total revenues	46,766	7,559	51,028	14,248

Costs and expenses:
Cost of goods sold	1,522	—	1,522	—
Research and development	26,661	29,932	54,129	57,389
Selling, general and administrative	42,315	15,691	62,386	31,779
Collaborative profit sharing	2,866	—	2,866	—
Total costs and expenses	73,364	45,623	120,903	89,168

Operating loss	(26,598)	(38,064)	(69,875)	(74,920)

Interest income (expense), net	4	(1,363)	(323)	(1,780)

Net loss	$(26,594)	$(39,427)	$(70,198)	(76,700)

Net loss per share - basic and diluted	$(0.26)	$(0.42)	$(0.68)	$(0.82)

Shares used in computing net loss per share - basic and diluted	104,100	93,889	102,790	93,864

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$64,966	$60,583
Short-term investments	336,026	233,173
Accounts receivable, net	10,530	—
Receivables from collaborative partners	257	5,770
Inventories	23,430	15,676
Other current assets	15,695	9,156
Property and equipment, net	24,859	20,739
Other assets	11,581	12,703
Total assets	$487,344	$357,800

Liabilities and stockholders’ equity (deficit)
Accounts payable, accrued expenses and other current liabilities	$46,162	$37,651
Current portion of deferred revenue	4,286	4,286
Other liabilities, net of current portion	9,132	7,290
Deferred revenue, net of current portion	13,800	20,943
Convertible senior notes	375,000	375,000
Stockholders’ equity (deficit)	38,964	(87,370)
Total liabilities and stockholders’ equity (deficit)	$487,344	$357,800

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2005	2004
Operating activities:
Net loss	$(70,198)	$(76,700)
Adjustments to reconcile net loss to cash used for operating activities:
Non-cash expenses	5,447	3,192
Working capital changes	(16,205)	(14,625)
Net cash used for operating activities	(80,956)	(88,133)

Investing activities:
Purchases, sales and maturities of short-term investments, net	(102,760)	(94,699)
Purchases of equipment and increase in patents, net	(7,882)	(7,607)
Net cash used for investing activities	(110,642)	(102,306)

Financing activities:
Proceeds from issuance of common stock, net	195,988	3,498
Proceeds from issuance of convertible senior notes	—	193,642
Principal payments on notes payable and capital leases	(7)	(6)
Net cash provided by financing activities	195,981	197,134

Increase (decrease) in cash and cash equivalents	4,383	6,695

Cash and cash equivalents at beginning of period	60,583	76,615
Cash and cash equivalents at end of period	64,966	$83,310

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CONTACT:

Mark G. Foletta

Vice President Finance and
Chief Financial Officer

(858) 552-2200

www.amylin.com